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                                                                         EX 99.1

                          TIMCO AVIATION SERVICES, INC.

NEWS

Release: August 5, 2002
Contact: Roy T. Rimmer, Jr., Chairman & Chief Executive Officer
         C. Robert Campbell, Executive Vice President & Chief Financial Officer
         (336) 668-4410

                  TIMCO AVIATION SERVICES, INC. COMPLETES SALE
                        OF AEROCELL STRUCTURES OPERATION

Greensboro, North Carolina, August 5, 2002 - TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced that it has sold the assets of its Aerocell Structures flight surfaces repair operation to Airborne Nacelle Services, Inc., a subsidiary of Triumph Group, Inc. (NYSE: TGI). The purchase price was $10 million, subject to post-closing adjustment. The Company used the net proceeds from the sale to repay $7 million of senior term debt and for general working capital purposes.

Gil West, the Company's President and Chief Operating Officer, stated: "Our decision to sell Aerocell was based on our decision to focus on the delivery of airframe heavy maintenance services and other related services. TIMCO will continue to provide flight surfaces repairs for its airframe maintenance customers."

C. Robert Campbell, the Company's Executive Vice President and Chief Financial Officer stated: "This transaction significantly reduces our senior secured term debt and provides additional working capital to support our other operations. Additionally, with the completion of this transaction, all of our senior debt is now long-term debt."

TIMCO Aviation Services, Inc. is among the largest providers of fully integrated aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines and maintenance and repair facilities in the world. The Company currently operates three MR&O businesses: TIMCO, which, with its three active locations, is one of the largest independent providers of heavy aircraft maintenance services in North America; Aircraft Interior Design, which specializes in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services to our MR&O operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines.

This press release contains certain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the

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Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and those identified below, could adversely affect the Company's ability to obtain these results: the Company's ability to continue to generate sufficient working capital from operations to meet its operating requirements and service its indebtedness, the Company maintaining good working relationships with its vendors and customers, the Company's ability to achieve gross margins at which it can be profitable, including margins on services the Company performs on a fixed price basis, competition in the aircraft maintenance, repair and overhaul market and the impact on that market and the Company of the terrorist attacks on September 11, 2001, the Company's ability to attract and retain qualified personnel in its business, utilization rates for its MR&O facilities, the Company's ability to effectively manage its business, competitive pricing for the Company's products and services, economic factors which affect the airline industry, and changes in government regulations. Certain of these risks are described in the Company's filings with the Securities and Exchange Commission (SEC). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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